As filed with the Securities and Exchange Commission on June 18, 2004

Registration No. 333-112092

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

PRE-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COTT CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Canada	None
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

207 Queen’s Quay West, Suite 340
Toronto, Ontario M5J 1A7
(416) 203-3898
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

Mark R. Halperin, Esq.
Cott Corporation
207 Queen’s Quay West, Suite 340
Toronto, Ontario M5J 1A7
(416) 203-3898
(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent For Service)

Copy to:
H. John Michel, Esq.
Diana E. McCarthy, Esq.
Drinker Biddle & Reath LLP
One Logan Square, 18th & Cherry Streets
Philadelphia, Pennsylvania 19103-6996
(215) 988-2700

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

Common Shares without nominal or par value	2,268,383	$28.67(2)	$65,034,540.61(2)	$5,261.29(3)

Common Shares without nominal or par value	6,722,131	$32.77(4)	$220,284,232.87(4)	$27,910.00

(1)  In the event of a share split, share dividend or similar transaction involving the Registrant’s shares, in order to prevent dilution, the number of shares registered automatically shall be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2)  Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee. The price and fee are based on the average of the highest and lowest selling prices of the Registrant’s common shares on January 16, 2004 on the New York Stock Exchange.

(3)  Previously paid.

(4)  Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee. The price and fee are based on the average of the highest and lowest selling prices of the Registrant’s common shares on June 15, 2004 on the New York Stock Exchange.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 18, 2004

PROSPECTUS

Cott Corporation

8,990,514 Common Shares

      This prospectus relates to the offer and sale, from time to time, of up to 8,990,514 common shares by the selling security holders listed on pages 8 and 9 of this prospectus. Of the common shares covered by this prospectus, 2,268,383 were acquired by certain of the selling security holders from Thomas H. Lee Equity Fund IV, L.P. on December 17, 2003 in private transactions, and 6,722,131 shares are being offered for sale, from time to time, by Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P., Thomas H. Lee Foreign Fund IV-B, L.P. THL Coinvestors III-A, LLC, THL Coinvestors III-B, LLC, and Thomas H. Lee Charitable Investment Limited Partnership.

      The offer and sale of the common shares covered by this prospectus will be made by the selling security holders listed in this prospectus or by those holders’ pledgees, donees, transferees, or other successors in interest, in accordance with one or more of the methods described in the plan of distribution, which begins on page 10 of this prospectus. We will not receive any of the proceeds from the sale of any common shares by the selling security holders, but we have agreed to bear certain expenses of registering the resale of the common shares under federal and state securities laws.

      Our common shares are listed and traded on the New York Stock Exchange under the symbol “COT” and on the Toronto Stock Exchange under the symbol “BCB.” On June 17, 2004, the last reported sales price of our common shares on the New York Stock Exchange was $33.15 per share and on the Toronto Stock Exchange was Cdn$45.52 per share.

       Consider carefully the Risk Factors beginning on page 2 of this prospectus before deciding to invest in our common shares.

      These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004.

ABOUT THIS PROSPECTUS
COTT CORPORATION
RISK FACTORS
FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
OPINION OF GOODMANS LLP
EMPLOYMENT AGREEMENT WITH JOHN K. SHEPPARD
LETTER AGREEMENT WITH FRANK E. WEISE III
CONSENT OF PRICEWATERHOUSECOOPERS

ABOUT THIS PROSPECTUS	1
COTT CORPORATION	1
RISK FACTORS	2
FORWARD LOOKING STATEMENTS	6
USE OF PROCEEDS	7
SELLING SECURITY HOLDERS	7
PLAN OF DISTRIBUTION	10
LEGAL MATTERS	12
EXPERTS	12
WHERE YOU CAN FIND MORE INFORMATION	12

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling security holders may, from time to time, offer and sell the common shares covered by this prospectus. Each time a selling security holder offers common shares under this prospectus, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described in the section of this prospectus entitled “Where You Can Find More Information,” which begins on page 12 of this prospectus.

      We have not authorized any dealer, salesperson, or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus.

      This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

      Our consolidated financial statements incorporated by reference in this prospectus have been prepared in accordance with United States generally acceptable accounting principles in U.S. dollars. Unless otherwise indicated, all amounts in this prospectus are in U.S. dollars.

      You should assume the information contained in this prospectus or the documents incorporated by reference is accurate only as of the date on the front cover of this prospectus or as of the dates of those incorporated documents, respectively. Our business, financial condition, results of operations, and prospects may have changed since those dates.

COTT CORPORATION

      We are the leading supplier of premium quality retailer-brand carbonated soft drinks in the United States, Canada, and the United Kingdom. We operate our United States business through an indirect wholly-owned subsidiary, Cott Beverages Inc. (a Georgia company), our Canadian business through our Cott Beverages Canada division, and our United Kingdom business through an indirect wholly-owned subsidiary, Cott Beverages Ltd. (a United Kingdom company). In addition to carbonated soft drinks, our product lines include clear, sparkling flavored beverages, juices, and juice-based products, bottled water, energy drinks, and iced teas. Our products are sold principally under customer controlled retailer-brands, but we also offer products under brand names that we own or license from others.

      Our principal executive offices are located at 207 Queen’s Quay West, Suite 340, Toronto, Ontario, Canada M5J 1A7. Our telephone number at that office is (416) 203-3898.

      For additional information about us that is incorporated by reference in this prospectus, see the section of this prospectus entitled “Where You Can Find More Information,” which begins on page 12 of this prospectus.

RISK FACTORS

      Your investment in our common shares will involve risks. Before making an investment decision, you should consider carefully the following risk factors and the other information contained or incorporated by reference in this prospectus. This section includes or refers to forward-looking statements. You should refer to the explanation of the qualifications and limitations on forward-looking statements in the section of this prospectus entitled “Forward Looking Statements,” which begins on page 6 of this prospectus.

Risk Factors Relating to Our Business

Because a small number of customers account for a significant percentage of our sales, our revenues could decline if we lose any significant customer.

      A significant portion of our sales are concentrated in a small number of customers. Our customers include many large national and regional grocery, mass-merchandise, drugstore, wholesale and convenience store chains in our core markets of the United States, Canada and the United Kingdom. For the year ended January 3, 2004, sales to one major customer accounted for approximately 42% of our total sales. For the same period, our top ten customers accounted for approximately 71% of our total sales. We expect that sales of our products to a limited number of customers will continue to account for a high percentage of our sales for the foreseeable future. The loss of any significant customer, or customers which in the aggregate represent a significant portion of our sales, could have a material adverse effect on our operating results and cash flows.

We may be unable to compete successfully in the highly competitive beverage market.

      The markets for our products are extremely competitive. In comparison to the major, national-brand beverage manufacturers, we are a relatively small participant in the industry. We face competition from the national-brand beverage manufacturers in all of our markets and from other retailer-brand beverage manufacturers in the United States, Canada and the United Kingdom. If our competitors reduce their selling prices or increase the frequency of their promotional activities in our core markets or if our customers do not allocate adequate shelf space for beverages supplied by us, we could lose market share or be forced to reduce pricing or increase capital and other expenditures, any of which could adversely affect our profitability.

If we fail to manage our expanding operations successfully, our business and financial results may be materially and adversely affected.

      Our success depends, in part, on our ability to manage new acquisitions. In recent years, we have grown our business and beverage offerings primarily through acquisitions of other companies, new product lines and growth with key customers. A part of our strategy is to continue to expand our business through acquisitions and alliances. To succeed in this strategy, we must identify appropriate acquisition or strategic alliance candidates. The success of this strategy also depends on our ability to manage and integrate acquisitions and alliances at a pace consistent with the growth of our business. We cannot assure you that acquisition opportunities will be available, that we will continue to acquire businesses and product lines or that any of the businesses or product lines that we acquire or align with will be integrated successfully into our business or prove profitable.

If we are unable to maintain relationships with our raw material suppliers, we may incur higher supply costs or be unable to deliver products to our customers.

      We purchase a significant portion of the ingredients we need to produce our products, including sweeteners and carbon dioxide, and our primary packaging supplies, including polyethylene terephthalate (PET) bottles, caps and preforms, cans and lids, labels, cartons and trays, from outside vendors. We have a variety of suppliers for many of our materials, and we maintain long-standing relationships with many of these suppliers. We typically enter into annual supply arrangements rather than long-term contracts with suppliers, which means that our suppliers are only obligated to continue to supply us with our materials for one year periods, at the end of which the contracts must be renewed. With respect to some of our key packaging supplies, such as aluminum cans and lids and PET bottles, and some of our key ingredients, such as artificial sweeteners, we have entered into long-term supply agreements, the terms of which range from one to five years, which means that we are assured of a supply of these key packaging supplies and ingredients for a longer period of time. We recently entered into a new agreement with our principal aluminum can supplier, which will expire on December 31, 2006. However, as with our annual supply contracts, we must renew these long-term supply agreements or enter into new ones when they expire.

      We rely upon our ongoing relationships with our key suppliers to support our operations. Upon expiration of contracts with our suppliers, we may be forced to negotiate new contracts with our existing suppliers at higher prices or we may be unable to negotiate contracts on acceptable terms with our existing suppliers. In either case, we could incur higher ingredient and packaging supply costs or, if we have to replace a supplier, we could experience temporary dislocations in our ability to deliver products to our customers, either of which could have a material adverse effect on our results of operations.

Our ingredients and packaging supplies are subject to price increases and we may be unable effectively to pass rising costs on to our customers.

      Cott bears the risk of increasing prices of the ingredients and packaging used in its products. The majority of our ingredient and packaging supplies contracts allow our suppliers to alter the costs they charge us for those ingredients and packaging supplies based on changes in the costs of the underlying commodities that are used to produce those ingredients and packaging supplies, such as resin for PET bottles, aluminum for cans, and high fructose corn syrup. These increases are based on averages of these price increases over various periods of time rather than day-to-day price fluctuations. In addition, the contracts for certain of our ingredients and packaging supplies also permit our suppliers to increase the costs they charge us based on increases in their cost of converting those underlying commodities into the finished ingredients and packaging supplies that we purchase, subject to negotiated limits on such increases. These changes in the prices we pay for our ingredients and packaging supplies occur at certain predetermined times that vary by product and supplier, but are principally on monthly, quarterly, semi-annual and annual bases. Accordingly, we bear the risk of increases in the costs of these ingredients and packaging supplies, including the underlying costs of the commodities that comprise these ingredients and packaging supplies and, to some extent, the costs of converting those commodities into finished products. We do not use derivative instruments to manage this risk. If the cost of these ingredients or packaging supplies increase, we may be unable to pass these costs along to our customers through corresponding or contemporaneous adjustments to the prices we charge, which could have a material adverse effect on our results of operations.

Our success depends, in part, on our intellectual property, which we may be unable to protect.

      We possess certain intellectual property that is important to our business. This intellectual property includes trade secrets, in the form of the concentrate formulae for the beverages that we produce and the intangible assets associated with the concentrates, and trademarks for the names of the beverages that we sell, which trademarks we either own or license from others. Our success depends, in part, on our ability (as well as the ability of our licensors, as the case may be) to protect this intellectual property.

      To protect our intellectual property, we rely principally on contractual restrictions (such as nondisclosure and confidentiality agreements) in agreements with employees, consultants and customers, on limiting access to our formulae, and on the common law protections afforded to trade secrets and proprietary “know-how” and the statutory protections afforded to trademarks. In addition, we will vigorously pursue any person who infringes on our intellectual property using any and all legal remedies available. Notwithstanding our efforts, we may not be successful in protecting our intellectual property for a number of reasons, including:

•	our competitors may independently develop intellectual property that is similar to or better than ours;

•	employees, consultants and customers may not abide by their contractual agreements and the cost of enforcing those agreements may be prohibitive, or those agreements may prove to be unenforceable or more limited than anticipated;

•	foreign intellectual property laws may not adequately protect our intellectual property rights; and

•	our intellectual property rights may be successfully challenged, invalidated or circumvented.

If we or our licensors are unable to protect these intellectual property rights, it would weaken our competitive position, and we could face significant expense to protect or enforce these intellectual property rights.

We are not in compliance with the requirements of the Ontario Environmental Protection Act and, if the Ontario government seeks to enforce those requirements or implements modifications to them, we could be adversely affected.

      Certain regulations under the Ontario Environmental Protection Act provide that a minimum percentage of a bottler’s soft drink sales within specified areas in Ontario must be made in refillable containers. The penalty for non-compliance is a fine, which for companies ranges from $50,000 per day on which the offense occurs or continues for the first conviction to $100,000 per day for each subsequent conviction, although such fines may be increased to equal the amount of monetary benefit acquired by the offender as a result of the commission of the offense. We, and we believe other industry participants, are currently not in compliance with the requirements of the Ontario Act. Ontario is not enforcing the Ontario Act at this time, but if it chose to enforce the Act in the future, we could incur fines for non-compliance and the possible prohibition of sales of soft drinks in non-refillable containers in Ontario. We estimate that approximately 4% of our sales would be affected by the possible limitation on sales of soft drinks in non-refillable containers in Ontario if the Ontario Ministry of the Environment initiated an action to enforce the provisions of the Ontario Act against us.

      In April of 2003, the Ontario Ministry of the Environment proposed to revoke these regulations in favor of new mechanisms under the Ontario Waste Diversion Act to enhance diversion from disposal of carbonated soft drink containers. On December 22, 2003, the Ontario provincial government approved the implementation of the Blue Box Program plan under the Ministry of Environment Waste Diversion Act. The Program requires those parties who are brand owners or licensees of rights to brands which are manufactured, packaged or distributed for sale in Ontario to contribute to the net cost of the Blue Box Program. The Company generally manufactures, packages and distributes products for and on behalf of third party customers. Therefore, Cott does not believe that it will be responsible for direct costs of the Program. However, Cott’s customers may attempt to pass these costs, or a portion of them, onto the Company. We do not believe that the costs for which Cott may ultimately be responsible under this Program will have a material adverse effect on our results of operations; however, we cannot guarantee this outcome. The Blue Box Program does not revoke any of the regulations mentioned above under the Environmental Protection Act regarding refillable containers, although the industry anticipates that they will be reversed in the near future.

Our geographic diversity subjects us to the risk of currency fluctuations.

      We are exposed to changes in foreign currency exchange rates, including those between the U.S. dollar, on the one hand, and the Canadian dollar and the pound sterling, on the other hand. Our operations outside of the United States accounted for approximately 27% of our 2003 sales. Accordingly, currency fluctuations in respect of our outstanding non-U.S. dollar denominated net asset balances may affect our reported results and competitive position.

A portion of our indebtedness is variable rate debt, and changes in interest rates could adversely affect us by causing us to incur higher interest costs with respect to such variable rate debt.

      Our credit facilities subject us to interest rate risk. We have a secured revolving credit facility, under which we borrow from time to time for various purposes, including to fund our day-to-day operations and to finance additional acquisitions. The maximum amount that we may borrow under this facility was increased from $100.0 million to $120.0 million on March 18, 2004. All borrowings under this facility must be repaid by the expiration date of December 31, 2005. As of April 3, 2004, our total borrowings under this facility were $66.2 million.

      The interest rate applicable to our revolving credit facility is variable, meaning that the rate at which we pay interest on amounts borrowed under the facility fluctuates with changes in interest rates generally. Accordingly, with respect to any amounts from time to time outstanding under this facility, we are exposed to changes in interest rates. We do not currently use derivative instruments to hedge interest rate exposure. However, we do regularly review the structure of our indebtedness and consider changes to the proportion of variable versus fixed rate debt through refinancing, interest rate swaps or other measures in response to the changing economic environment. We cannot assure you that we will be able to continue to refinance our indebtedness on terms that are favorable to us. If we are unable to refinance our indebtedness or otherwise adequately manage our debt structure in response to changes in the market, our interest expense could increase, which would negatively impact our financial condition and results of operations.

Risk Factors Relating to the Market for Our Common Shares

The price of our common shares may be volatile, and a purchaser of our common shares may not be able to resell those shares at or above the purchase price, or at all.

      The market price of our common shares has been volatile from time to time in the past and may change rapidly in the future. Since January 1, 2003, the price of our common shares on the New York Stock Exchange has ranged from $15.21 to $33.22. The following factors, among others, may cause significant volatility in the price of our common shares:

•	announcements by us, our competitors or our customers;

•	the introduction of new or enhanced products and services by us or our competitors;

•	rumors relating to us or our competitors;

•	actual or anticipated fluctuations in our operating results; and

•	general market or economic conditions.

A substantial number of our common shares are available for sale in the public market and sales of those shares could adversely affect the price of our common shares.

      Sales of a substantial number of our common shares into the public market, or the perception that those sales could occur, could adversely affect the price of our common shares or could impair our ability to obtain capital through an offering of equity securities. As of May 31, 2004, we had 71,033,578 common shares issued and outstanding. Of these shares, most are freely transferable without restriction under securities legislation and a substantial portion of the remaining shares may be sold subject to the volume restrictions, manner-of-sale provisions and other conditions of Rule 144 under the Securities Act of 1933.

We are subject to significant influence by some shareholders that may have the effect of delaying or preventing a change in control.

      As of May 31, 2004, Thomas H. Lee and certain related entities were deemed beneficially to own approximately 9.5% of our outstanding common shares, and our directors, executive officers and their affiliates (including the Thomas H. Lee entities described above) collectively were deemed beneficially to own approximately 12.3% of our outstanding common shares (including options exercisable within 60 days of May 31, 2004). As a result, these shareholders, who potentially have interests that may differ from those of our other shareholders, are able to exercise significant influence over matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying, preventing or discouraging a change in control of our company.

Exercise of options to purchase our common shares could adversely affect the price of our common shares and will be dilutive.

      Shares issued pursuant to the exercise of options could dilute the holdings of existing stockholders. As of January 3, 2004, there were outstanding options to purchase a total of 4,067,154 of our common shares at a weighted average exercise price of $17.75 (Cdn$22.90) per share. Holders of options to purchase our common shares will probably exercise them only at a time when the price of our common shares is higher than the respective exercise or conversion prices of those options. Accordingly, we may be required to issue common shares at a price substantially lower than the market price of our common shares. This could adversely affect the price of our common shares. In addition, if and when these shares are issued, the percentage of our common shares that existing shareholders own will be diluted.

FORWARD LOOKING STATEMENTS

      In addition to historical information, this prospectus and the reports and other documents incorporated by reference in this prospectus contain statements relating to future events and our future results. These statements are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995 and include, but are not limited to, statements that relate to projections of sales, earnings, earnings per share, cash flows, capital expenditures, or other financial items, discussions of estimated future revenue enhancements and cost savings. These statements also relate to our business strategy, goals, and expectations concerning our market position, future operations, margins, profitability, liquidity, and capital resources. Generally, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” and similar terms and phrases are used to identify forward-looking statements in this prospectus and in the reports and other documents incorporated by reference in this prospectus. These forward-looking statements are made as of the date of this prospectus.

      Although our management believes the assumptions underlying these forward-looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside of our control, and any one or any combination of these risks and uncertainties could also affect whether the forward-looking statements ultimately prove to be correct.

      The following are some of the factors that could affect our financial performance, including, but not limited to, sales, earnings and cash flows, or could cause actual results to differ materially from estimates contained in or underlying the forward-looking statements:

•	loss of key customers, particularly Wal-Mart, and the commitment of retailer-brand beverage customers to their own retailer brand beverage programs;

•	increases in competitor consolidations and other market-place competition, particularly among branded beverage products;

•	our ability to identify acquisition and alliance candidates and to integrate into our operations the businesses and product lines that are acquired or allied with;

•	fluctuations in the cost and availability of beverage ingredients and packaging supplies, and our ability to maintain favorable arrangements and relationships with our suppliers;

•	unseasonably cold or wet weather, which could reduce demand for our beverages;

•	our ability to protect the intellectual property inherent in new and existing products;

•	adverse rulings, judgments, or settlements in our existing litigation, and the possibility that additional litigation will be brought against us;

•	product recalls or changes in or increased enforcement of the laws and regulations that affect our business;

•	currency fluctuations that adversely affect the exchange rate between the U.S. dollar, on the one hand, and the Canadian dollar, the pound sterling, and certain other currencies, on the other hand;

•	changes in interest rates;

•	changes in tax laws and interpretations of tax laws;

•	changes in consumer tastes and preference and market demand for new and existing products; and

•	changes in general economic and business conditions.

      Many of these factors are described in greater detail in our other filings with the SEC. We undertake no obligation to update any information contained in this prospectus or to publicly release the results of any revisions to forward-looking statements to reflect events or circumstances that we may become aware of after the date of this prospectus. Undue reliance should not be placed on forward-looking statements.

      All future written and oral forward-looking statements attributable to management or other persons acting on our behalf are expressly qualified in their entirety by the foregoing.

USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of the shares by the selling security holders, nor will any of the proceeds be available for our use or otherwise for our benefit. All proceeds from the sale of the shares will be for the account of the selling security holders.

SELLING SECURITY HOLDERS

Background

      In July of 1998, Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P., THL Coinvestors III-A, LLC, THL Coinvestors III-B, LLC, and Thomas H. Lee Charitable Investment Limited Partnership (together with Thomas H. Lee Foreign Fund IV-B, L.P., the “THL Entities”) acquired (a) 4,000,000 of our Convertible Participating Voting Second Preferred Shares, Series I (the “Preferred Shares”) from us, and (b) 10,000,000 of our common shares with an option to purchase an additional 5,000,000 common shares from certain members of the family of the late Gerald N. Pencer, our former chairman, president and chief executive officer, and entities controlled by such individuals. Subsequently, Thomas H. Lee Foreign Fund IV, L.P. transferred an amount of our common stock that it owned to Thomas H. Lee Foreign Fund IV-B, L.P. The Preferred Shares were converted to 6,286,453 aggregate common shares in June of 2002. In July of 2002, the THL Entities exercised the option to acquire the additional 5,000,000 common shares. The 6,722,131 common shares covered by this prospectus being offered, from time to time, by the THL Entities were acquired in the transactions discussed above. In connection with the THL Entities’ acquisition of our common shares, we entered into a registration rights agreement with the THL Entities that, among other things, provides the THL Entities with certain demand registration rights with respect to our common shares owned by them. We have agreed to prepare and file with the SEC the registration statement, of which this prospectus is a part, registering the resale of those common shares by the THL Entities pursuant to this registration rights agreement. We understand that Thomas H. Lee Equity Fund IV, L.P. and Thomas H. Lee Foreign Fund IV-B, L.P. distributed approximately 6,585,867 of our common shares owned by them to their respective general and limited partners in May of 2004. These common shares are not covered by this prospectus.

      Thomas H. Lee Equity Fund IV, L.P. sold 2,268,383 of the common shares covered by this prospectus to the selling security holders identified below in private transactions consummated on December 17, 2003. In connection with the sales from Thomas H. Lee Equity Fund IV, L.P. to these the selling security holders, we agreed to prepare and file with the SEC the registration statement, of which this prospectus is a part, registering the resale of those shares by the selling security holders.

Beneficial Ownership

      The table below provides the following information:

•	the names of the selling security holders as of the date of this prospectus;

•	the number of common shares that each such holder may offer and sell from time to time under this prospectus; and

•	the number of common shares beneficially owned by each such holder as of the date of this prospectus and as of the completion of the offering to which this prospectus relates, in each case as determined in accordance with applicable rules promulgated by the SEC.

      The information presented in this table assumes that the selling security holders will sell all of the shares offered under this prospectus. However, because the selling security holders may sell all, some, or none of their shares under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by the selling security holders or that will be held by the selling security holders after completion of the offering to which this prospectus relates.

      This table is prepared based upon information supplied to us by the listed selling security holders. However, since the date on which the information in this table is presented, the selling security holders listed in this table may have sold or transferred, in transactions exempt from registration requirements of the Securities Act, some or all of their shares or may have acquired additional shares. The shares covered by this prospectus may be offered from time to time by the selling security holders named below or by their pledgees, donees, transferees, or other successors in interest. Information concerning the selling security holders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary or required.

      The applicable percentages of ownership are based on an aggregate of 71,033,578 common shares issued and outstanding on May 31, 2004.

			Shares Beneficially
	Number of Shares		Owned After Offering
Name of	Beneficially Owned	Number of Shares
Selling Security Holder	Prior to Offering	Being Offered	Number	Percentage

Fidelity Contrafund†(1)	2,235,500	779,500	1,456,000	2.0%
Fidelity Contrafund: Fidelity Advisor New Insights Fund†(1)	12,900	2,900	10,000	*
Variable Insurance Products Fund II: Contrafund Portfolio†(1)	632,200	220,500	411,700	*
T. Rowe Price Mid-Cap Growth Fund, Inc.†(2)	3,000,000	500,000	2,500,000	3.5%
T. Rowe Price Institutional Mid-Cap Equity Growth Fund, Inc.†(2)	120,000	18,000	102,000	*
T. Rowe Price Mid-Cap Growth Portfolio, Inc.†(2)	152,000	25,000	127,000	*
St. Gobain Corporation — Mid-Cap Growth†(2)	6,300	900	5,400	*
Maxim Series Fund, Inc. — Maxim T. Rowe Price MidCap Growth Portfolio†(2)	101,000	17,000	84,000	*
Met Investors Series Trust — T. Rowe Price Mid-Cap Growth Portfolio†(2)	102,000	16,000	86,000	*
TD Mutual Funds — TD U.S. Mid-Cap Growth Fund†(2)	77,000	12,000	65,000	*
JNL Series Trust — T. Rowe Price/ JNL Mid-Cap Growth Fund†(2)	113,000	19,000	94,000	*

			Shares Beneficially
	Number of Shares		Owned After Offering
Name of	Beneficially Owned	Number of Shares
Selling Security Holder	Prior to Offering	Being Offered	Number	Percentage

MassMutual Institutional Funds — MassMutual Mid Cap Growth Equity II Fund†(2)	151,000	23,000	128,000	*
Allmerica Investment Trust — Select Capital Appreciation Fund†(2)	86,000	17,000	69,000	*
Marriott International Mid Cap Growth Portfolio†(2)	31,100	5,100	26,000	*
PensionsInvest — U.S. Mid Cap Growth†(2)	12,500	2,000	10,500	*
Neuberger Berman Genesis Fund†(3)	1,327,400	600,000	727,400	1.0%
Caxton Equity Growth LLC†(4)	12,990	10,483	2,507	*
Thomas H. Lee Equity Fund IV, L.P.(5)	5,682,054	5,682,054	0	*
Thomas H. Lee Foreign Fund IV-B, L.P.(5)	553,145	553,145	0	*
Thomas H. Lee Foreign Fund IV, L.P.(5)	196,813	196,813	0	*
THL Coinvestors III-A, LLC(6)	99,243	99,243	0	*
THL Coinvestors III-B, LLC(6)	153,855	153,855	0	*
Thomas H. Lee Charitable Investment Limited Partnership(7)	37,021	37,021	0	*
TOTAL		8,990,514

*	Less than 1%.

†	The selling security holder purchased the common shares that it is offering under this prospectus from Thomas H. Lee Equity Fund IV, L.P., in private transactions consummated on December 17, 2003.

(1)	This selling security holder is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, or a private investment account advised by Fidelity Management & Research Company (“FM&RC”). FM&RC exercises voting and investment control over the shares held by this holder and, accordingly, would be deemed to have beneficial ownership of such shares. The selling security holder is an affiliate of a broker dealer.

(2)	T. Rowe Price Associates, Inc. acts as investment advisor to this selling security holder and, accordingly, would be deemed to have beneficial ownership of the shares held by such holder, as well as shares held by the other selling security holders for which it serves as investment advisor and any other advisory clients over which it has investment authority. The selling security holder is an affiliate of a broker-dealer.

(3)	The selling security holder is an investment company registered under Section 8 of the Investment Company Act of 1940, and is managed by Neuberger Berman Management Inc. (“NBMI”). NBMI exercises voting and investment control over the shares held by this holder, and would be deemed a beneficial owner of those shares.

(4)	Caxton Associates, L.L.C. is the manager of Caxton Equity Growth LLC. Mr. Bruce S. Kovner is the Chairman of Caxton Associates, L.L.C. and the sole shareholder of Caxton Corporation, the manager and majority owner of Caxton Associates, L.L.C. Mr. Kovner may be deemed to beneficially own the securities of Cott Corporation owned by Caxton Equity Growth LLC.

(5)	THL Equity Advisors IV, LLC exercises voting and investment control over the shares held by this holder and therefore would be deemed to have beneficial ownership of such shares. Thomas H. Lee serves indirectly as general director of THL Equity Advisors IV, LLC. Thomas H. Lee disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(6)	Thomas H. Lee, as managing member of this entity, exercises voting and investment control over the shares held by this holder and therefore would be deemed to have beneficial ownership of such shares. Thomas H. Lee disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(7)	Thomas H. Lee, as general partner of this entity, exercises voting and investment control over the shares held by this holder and therefore would be deemed to have beneficial ownership of such shares. Thomas H. Lee disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

      According to information supplied to us by the foregoing entities, none of the selling security holders listed above is a broker-dealer and each such selling security holder that is an affiliate of a broker-dealer purchased the common shares covered by this prospectus in the ordinary course of business and, at the time of such purchase, did not have any agreements or understanding, directly or indirectly, with any person to distribute those shares.

      Three of our directors, C. Hunter Boll, Thomas M. Hagerty, and David V. Harkins also serve as principal managing directors of Thomas H. Partners, L.P., an affiliate of each of the THL Entities, and Mr. Harkins serves as its president. Except as provided in the foregoing sentence, to our knowledge, none of the selling security holders nor any of their affiliates, officers, directors, or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

PLAN OF DISTRIBUTION

      This prospectus relates to the offer and sale from time to time of up to 8,990,514 common shares by the selling security holders, which includes the holders listed above under the caption “Selling Security Holders” and any of their respective pledgees, donees, transferees, or other successors in interest (including successors by gift, partnership distribution or other non-sale-related transfer effected after the date of this prospectus). Any selling security holders other than those listed above will be identified in a supplement to this prospectus, which will include all required information regarding such selling security holders. The selling security holders will act independently of us and one another in making decisions with respect to the timing, manner, and size of each sale of common shares covered by this prospectus.

      The sale of the shares by the selling security holders may be effected from time to time by selling the shares directly to purchasers or through one or more underwriters or broker-dealers. In connection with any such sale, any such underwriters or broker-dealers may act as agent for the selling security holders or may purchase from the selling security holders all or a portion of the shares as principal, and any such sale may be made pursuant to any of the methods described below. If the selling security holders sell the shares through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agents’ commissions. The total proceeds to the selling security holders will be the purchase price of the shares, less any discounts and commissions paid by the selling security holders. We will not receive any of the proceeds from the selling security holders’ sale of the common shares.

      The SEC may deem the selling security holders and any underwriters, broker-dealers, or other agents who participate in the distribution of the shares to be “underwriters,” within the meaning of the Securities Act. As a result, the SEC may deem any profits the selling security holders make by selling the shares and any discounts, commissions, or concessions received by any underwriters, broker-dealers, or other agents to be underwriting discounts and commissions under the Securities Act. Selling security holders who are “underwriters” will be subject to the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements, or understandings between any selling security holders and any underwriter, broker-dealer, or other agent regarding the sale of the shares.

      The selling security holders and any other person who participates in distributing the shares will be subject to the Securities Exchange Act. The Securities Exchange Act rules include Regulation M, which may limit the timing of purchases and sales of any of the shares by the selling security holders and any such other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the shares. This may affect the shares’ marketability and the ability of any person to engage in market-making activities with respect to the shares.

      The selling security holders may sell the shares in one or more transactions:

•	on the New York Stock Exchange or any other stock exchange or automated interdealer quotation system on which the shares are then listed or traded;

•	in the over-the-counter market; or

•	in privately negotiated transactions.

      These sales may be effected at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

      The shares also may be sold in one or more of the following transactions:

•	block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account;

•	a special offering, an exchange distribution, or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules;

•	ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers;

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers;

•	short sales;

•	the writing of options, whether or not the options are listed on an options exchange;

•	distribution by a selling security holder to its partners, members or stockholders;

•	any other method of sale permitted pursuant to applicable law; and

•	any combination of any of these methods of sale.

      In effecting sales, broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling security holders in amounts to be negotiated immediately prior to the sale. Broker-dealers may also receive compensation from purchasers of the shares that is not expected to exceed that customary in the types of transactions involved.

      Some of the underwriters, broker-dealers, or agents and their associates may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

      From time to time, the selling security holders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledges, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling security holders. The number of a selling security holder’s shares offered under this prospectus will decrease as and when it takes such actions, but the plan of distribution for that selling security holder will otherwise remain unchanged. In addition, a selling security holder may, from time to time, sell the shares short, including in connection with hedging transactions. In those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover those short sales.

      The selling security holders are not obligated to, and there is no assurance that the selling security holders will, sell any or all of the shares covered by this prospectus. In addition, the shares that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling security holders also may transfer, devise, or gift the shares by other means not described in this prospectus.

      Pursuant to a registration rights agreement, dated as of July 6, 1998, among us, Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P., THL Coinvestors III-A, LLC, THL Coinvestors III-B, LLC, Thomas H. Lee Charitable Investment Limited Partnership, Paine Webber Capital and PW Partners, 1997 L.P., and in connection with the sales by Thomas H. Lee Equity Fund IV, L.P. of 2,268,383 of the common shares covered by this prospectus to the selling security holders identified in the list of selling security holders on pages 8 and 9, we agreed to prepare and file with the SEC the registration statement of which this prospectus is a part registering the resale of those shares by the selling security holders, including the payment of our costs of such filing.

      We have agreed to keep the registration statement of which this prospectus is a part effective until the earlier of (i) the first anniversary of the effective date of the registration statement, or (ii) the date on which the distribution contemplated by this prospectus has been completed. However, at any time and from time to time, we may suspend the availability of this prospectus, and direct the selling security holders accordingly to discontinue offers and sales of their common shares pursuant to this prospectus, if (a) the SEC issues a stop order suspending the effectiveness of the registration statement of which this prospectus is a part, (b) any event occurs or fact exists that would result in this prospectus containing any untrue statement of a material fact or omitting to state a material fact required to be stated herein or necessary to make the statements herein, in light of the circumstances under which they were made, not misleading, or (c) any corporate development (including, without limitation, a potential acquisition or divestiture, a financing, or the review by the SEC of our prior SEC filings) occurs or is pending that, in our reasonable judgment, makes it appropriate to suspend the availability of this prospectus.

LEGAL MATTERS

      The legality of the shares offered hereby will be passed upon for us by Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania, our U.S. counsel, and Goodmans LLP, Toronto, Ontario, Canada, our Canadian counsel. One of our directors, Stephen H. Halperin, is a partner with Goodmans LLP.

EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K filed on March 18, 2004 for the fiscal year ended January 3, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934, which require us to file annual, quarterly and special reports, proxy statements and other information with the SEC. Our Securities Exchange Act file number is 001-31410. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy our SEC filings at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference facilities. In addition, our common shares are listed on the New York Stock Exchange, and our SEC filings can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      The SEC allows us to “incorporate by reference” the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, and information in documents that we file after the date of this prospectus will automatically update and supersede the information in this prospectus.

      We incorporate by reference the documents listed below and all documents filed after the date of this prospectus under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act:

1. 2003 Annual Report on Form 10-K, filed on March 18, 2004.

2. Quarterly Report on Form 10-Q, filed May 7, 2004.

3. Current Reports on Form 8-K filed April 20, 2004, March 18, 2004 and January 29, 2004.

4. Registration Statement on Form 8-A/12(b), filed on July 25, 2002, setting forth the description of our common shares.

      We will provide without charge to each person to whom a copy of this prospectus is delivered, upon their written or oral request, a copy of any or all of the documents we have incorporated in this prospectus by reference. Requests for copies should be directed to:

Cott Corporation

207 Queen’s Quay West, Suite 340
Toronto, Ontario M5J 1A7
Attention: Senior Vice President, General Counsel & Secretary
Telephone: (416) 203-3898

Cott Corporation

8,990,514 Common Shares

PROSPECTUS

                                    , 2004

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

          The following table sets forth the costs and expenses, other than selling or underwriting discounts and commissions, we will incur in connection with the issuance and distribution of the securities being registered. All amounts shown are estimated except the SEC registration fee.

Securities and Exchange Commission Registration Fee	$33,172
Legal Fees and Expenses	60,000
Accounting Fees and Expenses	30,000
Miscellaneous Expenses	5,000

Total	$128,172

Item 15. Indemnification of Directors and Officers.

          The corporation laws of Canada and our charter and by-laws include provisions designed to limit the liability of our officers and directors against certain liabilities. These provisions are designed to encourage qualified individuals to serve as our officers and directors.

          Under the Canada Business Corporations Act, a corporation may indemnify certain persons associated with the corporation or, at the request of the corporation, another entity, against all costs, charges, and expenses (including an amount paid to settle an action or satisfy a judgment) reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative, or other proceeding in which he or she is involved because of that association with the corporation or other entity. Indemnifiable persons are current and former directors or officers, other individuals who act or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity of another entity.

          The law permits indemnification only if the indemnifiable person acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer in a similar capacity at the corporation’s request and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing his or her conduct was lawful and he or she was not judged by a court or other competent authority to have committed any fault or omitted to do anything he or she ought to have done. With the approval of the court, a corporation may also indemnify an indemnifiable person in respect of an action by or on behalf of the corporation to which the indemnifiable person is made a party because of his or her association with the corporation.

          Sections 7.02 and 7.04 of our by-laws provide that, without in any manner derogating from or limiting the mandatory provisions of the Canada Business Corporations Act but subject to the conditions contained in the by-laws, we shall indemnify any of our directors or officers, former directors or officers, and each individual who acts or acted at our request as a director or officer, or each individual acting in a similar capacity at another entity, against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative, or other proceeding in which the individual is involved because of that association with us or another entity to the extent that the individual seeking the indemnity:

•	acted honestly and in good faith with a view to our best interests or the best interest of the other entity for which the individual acted as a director or officer or in a similar capacity at our request, as the case may be; and

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

          Both the Canada Business Corporations Act and our by-laws expressly provide for us to advance moneys to a director, officer, or other individual for the costs, charges, and expenses of a proceeding referenced above. The individual is required to repay the moneys if he or she does not fulfill the aforementioned conditions. Section 7.05 of our by-laws states that, subject to the limitations contained in the Canada Business Corporations Act, we may purchase and maintain insurance for the benefit of our directors and officers as such, as the board may from time to time determine.

          In addition to the provisions found in our charter and by-laws, we have entered into an indemnification agreement with our chairman and chief executive officer by way of an employment agreement. Under the employment agreement, if such officer is made a party, or is threatened to be made a party, to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director, officer, or employee of us or is or was serving at our request as a director, officer, member, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such proceeding is his alleged action in an official capacity while serving as a director, officer, member, employee, or agent, we shall indemnify and hold him harmless to the fullest extent legally permitted or authorized by our charter, by-laws, resolutions of our board of directors, or, if greater, by the laws of the Province of Ontario, and the Federal Laws of Canada applicable to us, against all cost, expense, liability, and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith, and such indemnification shall continue as to such officer even if he has ceased to be a director, member, employee, or agent of us or another entity at our request and shall inure to the benefit of his heirs, executors, and administrators. We are also required to advance to such officer all reasonable costs and expenses incurred by him in connection with a proceeding within 20 days after our receipt of a written request for such advance. Such request shall include an undertaking by such officer to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

Item 16. Exhibits.

Exhibit
Number	Description

3.1	Articles of Amalgamation of Cott Corporation (incorporated by reference to Exhibit 3.1 to Cott Corporation’s Form 10-K filed on March 31, 2000 for the fiscal year ended January 1, 2000).

3.2	By-Laws of Cott Corporation (incorporated by reference to Exhibit 3.2 to Cott Corporation’s Form 10-K filed on March 8, 2002 for the fiscal year ended December 29, 2001).

5.1	Opinion of Goodmans LLP (filed herewith).

5.2	Opinion of Drinker Biddle & Reath LLP (previously filed).

10.1	(*) Employment Agreement of Mark Benadiba dated October 15, 2003 (previously filed).

10.2	(*) Agreement effective July 18, 2003 amending the Employment Agreement between Cott Corporation and Paul R. Richardson dated August 23, 1999, as amended (previously filed).

10.3	(*) Agreement effective July 18, 2003 amending the Employment Agreement between Cott Corporation and John K. Sheppard dated December 21, 2001 (previously filed).

10.4	(*) Employment Agreement, made as of March 11, 2004, between Cott Corporation and John K. Sheppard (filed herewith).

10.5	(*) Letter Agreement, dated as of April 28, 2004, between Cott Corporation and Frank E. Weise III (filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP (Independent Public Accountants of the Registrant) (filed herewith).

23.2	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.2).

24	Powers of Attorney (previously filed).

(*)	Indicates a management contract or compensatory plan.

Item 17. Undertakings.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Ontario, Canada, on June 18, 2004.

COTT CORPORATION

By:	/s/ Raymond P. Silcock

Raymond P. Silcock
Executive Vice-President and Chief Financial Officer

*	Chairman and Chief Executive	Date: June 18, 2004
Officer
Frank E. Weise III	(Principal Executive Officer)

*	Executive Vice-President and	Date: June 18, 2004
Chief Financial Officer
Raymond P. Silcock	(Principal Financial Officer)

*	Vice President, Controller	Date: June 18, 2004
and Assistant Secretary
Tina Dell’Aquila	(Principal Accounting Officer)

*	President, Chief Operating	Date: June 18, 2004
Officer and Director
John K. Sheppard

*	Director	Date: June 18, 2004

Serge Gouin

*	Director	Date: June 18, 2004

Colin J. Adair

*	Director	Date: June 18, 2004

W. John Bennett

*	Director	Date: June 18, 2004

C. Hunter Boll

*	Director	Date: June 18, 2004

Thomas M. Hagerty

*	Director	Date: June 18, 2004

Stephen H. Halperin

*	Director	Date: June 18, 2004

David V. Harkins

*	Director	Date: June 18, 2004

Philip B. Livingston

*	Director	Date: June 18, 2004

Christine A. Magee

*	Director	Date: June 18, 2004

Donald G. Watt

*By:	/s/ Raymond P. Silcock, pursuant to power of attorney

Raymond P. Silcock
Executive Vice-President and Chief Financial Officer

\

EXHIBIT INDEX

Exhibit
Number	Description

3.1	Articles of Amalgamation of Cott Corporation (incorporated by reference to Exhibit 3.1 to Cott Corporation’s Form 10-K filed on March 31, 2000 for the fiscal year ended January 1, 2000).

3.2	By-Laws of Cott Corporation (incorporated by reference to Exhibit 3.2 to Cott Corporation’s Form 10-K filed on March 8, 2002 for the fiscal year ended December 29, 2001).

5.1	Opinion of Goodmans LLP (filed herewith).

5.2	Opinion of Drinker Biddle & Reath LLP (previously filed).

10.1	(*) Employment Agreement of Mark Benadiba dated October 15, 2003 (previously filed).

10.2	(*) Agreement effective July 18, 2003 amending the Employment Agreement between Cott Corporation and Paul R. Richardson dated August 23, 1999, as amended (previously filed).

10.3	(*) Agreement effective July 18, 2003 amending the Employment Agreement between Cott Corporation and John K. Sheppard dated December 21, 2001 (previously filed).

10.4	(*) Employment Agreement, made as of March 11, 2004, between Cott Corporation and John K. Sheppard (filed herewith).

10.5	(*) Letter Agreement, dated as of April 28, 2004, between Cott Corporation and Frank E. Weise III (filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP (Independent Public Accountants of the Registrant) (filed herewith).

23.2	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.2).

24	Powers of Attorney (previously filed).

(*)	Indicates a management contract or compensatory plan.